Exhibit 10(d)
AMENDMENT NUMBER SEVEN
TO THE
HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2016 (the “Plan”);
WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;
WHEREAS, the Corporation has determined to modify the rate of matching contributions for certain participants in the Plan as a result of changes to such participants’ benefit accruals under the Exelis Salaried Retirement Plan (i.e., the cessation of accruals under such plan, or continued accruals under such plan pursuant to a new cash balance formula, as applicable); and
WHEREAS, the Employee Benefits Committee desires to amend the Plan accordingly and has determined that such amendment is not material.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of January 1, 2017 or such other date set forth herein, as follows:
1.    Article 2 of the Plan hereby is amended (i) to delete therefrom the definition of “Eligible Matching Participant” and (ii) to add thereto the following new definition of “Eligible Salaried Retirement Plan Participant”:
Eligible Salaried Retirement Plan Participant. A Participant who is an Eligible Employee and who is accruing a benefit pursuant to “Appendix G, Cash Balance Benefit for Certain Members After December 31, 2016” of the Exelis Salaried Retirement Plan.

2.    Section 4.2(a) of the Plan hereby is amended in its entirety to read as follows:

(a) In General. Subject to the limitations set forth in Article 6, and except as otherwise provided in an Appendix for a specified group of Employees, each Employer shall make a matching contribution for each payroll period on behalf of each of its Eligible Employees who has been credited with one Year of Service. Except as otherwise provided in an Appendix for a specified group of Employees, the rate of such matching contribution shall be as set forth in Section 4.2(b), (c), (d), (e) or (f), as applicable.
3.    Section 4.2(f) of the Plan hereby is amended in its entirety to read as follows:
(f) Other Eligible Employees. The rate of matching contribution with respect to an Eligible Employee whose rate of matching contribution is not set forth in Sections 4.2(b) - (e) above shall equal 100% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 6% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions. Notwithstanding the foregoing, in the case of an Eligible Salaried Retirement Plan Participant, pre-tax, designated Roth and after-tax contributions in excess of 5% of his or her Compensation for a payroll period shall not be considered for purposes of matching contributions under this Section 4.2(f).
APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 16th day of December, 2016.

/s/ Adam Histed
Adam Histed, Chairperson

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